Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

SeraCare Life Sciences, Inc.

Oceanside, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of SeraCare Life Sciences, Inc. of our report dated December 10, 2001, relating to the statements of operations, stockholders’ equity and cash flows for the seven months ended September 30, 2001 and the year ended February 28, 2001, which appears in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ BDO SEIDMAN, LLP

Los Angeles, California

August 6, 2004